EXHIBIT 10.61

WEINGARTEN REALTY INVESTORS

AMENDED AND RESTATED 2002 EMPLOYEE SHARE PURCHASE PLAN

1.             Purpose

The primary purpose of this Plan is to encourage Share ownership by each Eligible Employee and each Eligible Trust Manager in the belief that such Share ownership will increase his or her interest in the success of Weingarten Realty Investors, a Texas real estate investment trust (the “Company”).

This Plan is a complete amendment, restatement, and continuation of the Weingarten Realty Investors 2002 Employee Share Purchase Plan that is adopted solely for the purpose of compliance with final Treasury Regulations under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). Accordingly, in compliance with New York Stock Exchange Final Rule Section 303A.08, the Plan shall be effective upon approval by the Committee (as hereafter defined).

2.             Definitions

2.1.           The term “Account” shall mean the separate bookkeeping account established and maintained by the Plan Administrator for each Participant for each Purchase Period to record the contributions made on his or her behalf to purchase Shares under this Plan.

2.2.           The term “Beneficiary” shall mean the person designated as such in accordance with Section 8.

2.3.           The term “Board” shall mean the Board of Trust Managers of the Company.

2.4.           The term “Closing Price” shall mean:

(a)           for the first business day of any Purchase Period shall mean the closing price for a Share as reported for such day in The Wall Street Journal or in any successor to The Wall Street Journal or, if there is no such successor, in any publication selected by the Committee or, if no such closing price is so reported for such day, the first such closing price which is so reported after such day or, if no such closing price is so reported during the two week period which begins on the first day of such Purchase Period, the Fair Market Value of a Share as determined on the first day of such Purchase Period by the Committee; and

(b)           for the last business day of a Purchase Period shall mean the closing price for a Share as reported for such day in The Wall Street Journal or in any successor to The Wall Street Journal or, if there is no such successor, in any publication selected by the Committee or, if no such closing price is so reported for such day, the last such closing price which is so reported before such day or, if no such closing price is so reported during the two week period which ends on the last day of such Purchase Period, the Fair Market Value of a Share as determined as of the last day of such Purchase Period by the Committee.

                2.5.           The term “Committee” shall mean the Compensation Committee of the Board.

2.6.           The term “Company” shall mean Weingarten Realty Investors, a Texas real estate investment trust.

2.7.           The term “Election Form” shall mean the form which an Eligible Employee or Eligible Trust Manager shall be required to properly complete in writing and timely file at least 15 days prior to the commencement of any Purchase Period in order to make any of the elections available to an Eligible Employee or Eligible Trust Manager under this Plan.

2.8.           The term “Eligible Employee” shall mean each officer or employee of a Participating Employer who is shown on the payroll records of a Participating Employer as an employee. An employee shall not qualify as an Eligible Employee if he or she customarily works less than 20 hours per week or customarily works less than five months during a calendar year, as determined in the discretion of the Company.

2.9.           The term “Eligible Trust Manager” shall mean each employee of a Participating Employer who is shown on the payroll records of a Participating Employer as an employee and who is a member of the Board. An employee shall not qualify as an Eligible Trust Manger if he or she customarily works less than 20 hours per week or customarily works less than five months during a calendar year, as determined in the discretion of the Company.

2.10.         The term “Fair Market Value” means the value of a Share, as determined in good faith by the Committee. The Fair Market Value of a Share, unless otherwise determined by the Committee, shall be the Closing Price (rounded up where necessary to the nearest whole cent) for such Share (or the closing bid, if no sales were reported) as quoted on the last trading day of the Purchase Period.

2.11.         The term “Participant” shall mean (a) for each Purchase Period an Eligible Employee or Eligible Trust Manager who has elected to purchase Shares in accordance with Section 4 in such Purchase Period and (b) any person for whom Shares are held pending delivery under Section 7.

2.12.         The term “Participating Employer” shall mean the Company and any affiliated entity which is designated as such by the Committee.

2.13.         The term “Pay” means (a) in the case of an Eligible Employee, all cash compensation paid to him or her for services to the Participating Employer, including regular straight time earnings or draw, overtime, commissions and bonuses, but excluding amounts paid as living allowance or reimbursement of expenses and other similar payments; and (b) in the case of an Eligible Trust Manager, all retainers and meeting and other service fees paid to him or her by the Participating Employer.

2.14.         The tern “Pay Day” means the day as of which Pay is paid to a Participant.

2.15.         The term “Plan” shall mean this Weingarten Realty Investors 2002 Share Purchase Plan, and as thereafter amended from time to time. The Plan was originally effective April 1, 1999.

                2.16.         The term “Plan Administrator” shall mean the Company or the Company’s delegate.

2.17.         The term “Purchase Period” shall mean a period set by the Committee. Unless changed by the Committee, each Purchase Period shall begin on the first day of a calendar quarter and end on the last day of such calendar quarter.

2.18.         The tern “Purchase Price” for each Purchase Period shall mean 85% of the lesser of (a) the Closing Price for a Share on the last day of such Purchase Period and (b) the greater of (i) the Closing Price for a Share on the first day of such Purchase Period and (ii) the average Closing Price for a Share for all of the business days in the Purchase Period.

2.19.          The terns “Rule 16b-3” shall mean Rule 16b-3 promulgated under Section 16(b) of the Securities Exchange Act of 1934, as amended, or any successor to such rule.

2.20.         The term “Share” shall mean the common shares of beneficial interest, par value $.03 per share, of the Company. The aggregate number of Shares available for grant under this Plan shall not exceed 250,000 (subject to adjustments merely reflecting a change in the number of outstanding Shares, such as upon a stock dividend or stock split) plus any Shares acquired by the Plan Administrator in the open market for the Accounts of the Participants, not to exceed [_______________]. Shares subject to the Plan may be either authorized but unissued Shares, or Shares hereafter acquired by the Company.

3.             Administration

Except for the exercise of those powers expressly granted to the Committee to determine the Closing Price, Fair Market Value, who is a Participating Employer, and to set the Purchase Period, the Plan Administrator shall be responsible for the administration of this Plan and shall have the power in connection with such administration to interpret the Plan and to take such other action in connection with such administration as the Plan Administrator deems necessary or equitable under the circumstances. The Plan Administrator also shall have the power to delegate the duty to perform such administrative functions as the Plan Administrator deems appropriate under the circumstances. Any person to whom the duty to perform an administrative function is delegated shall act on behalf of and shall be responsible to the Plan Administrator for such function. Any action or inaction by or on behalf of the Plan Administrator under this Plan shall be final and binding on each Eligible Employee, each Eligible Trust Manager, each Participant and on each other person who makes a claim under this Plan based on the rights, if any, of such Eligible Employee, Eligible Trust Manager or Participant under this Plan.

4.             Participation

4.1.           Each person who is an Eligible Employee or an Eligible Trust Manager shall begin participation as a Participant in this Plan on the first day of the Purchase Period following the date he or she properly completes and timely files an Election Form with the Plan Administrator. Notwithstanding the forgoing, a newly hired Eligible Employee or Eligible Trust Manager may begin participation in this Plan on his or her first day of employment with the Company by completion of an Election Form on that date. The commencement of participation of a new Eligible Employee or an Eligible Trust Manager that does not elect to begin participation on such date will then be governed by the otherwise operative provision of this Section 4.1. An Election Form may require an Eligible Employee or Eligible Trust Manager to provide such information and to agree to take such action (in addition to the action required under Section 5) as the Plan Administrator deems necessary or appropriate in light of the purpose of this Plan or for the orderly administration of this Plan.

4.2.           Notwithstanding anything herein to the contrary, no person shall be deemed to be an Eligible Employee or an Eligible Trust Manager:

(a)           if immediately after such participation, Participant would own Shares, and/or hold outstanding options to purchase Shares, possessing 5% or more of the total combined voting power or value of all classes of Shares of the Company (for purposes of this paragraph, the rules of Section 424(d) of the Code shall apply in determining Share ownership of any Participant); or

(b)           if such Participant’s rights to purchase Shares under all employee share purchase plans of the Company accrues at a rate which exceeds $25,000 in Fair Market Value of the Shares (determined at the time such rights are granted) for each calendar year in which such purchase right is outstanding.

5.             Contributions

5.1.           Each Participant’s Election Form under Section 4 shall specify the contributions that he or she proposes to make for the related Purchase Period. Such contributions shall be expressed as a specific dollar amount that Participant proposes to contribute as a percentage of the Participant’s Pay that his or her Participating Employer is authorized to deduct from his or her Pay each Pay Day during the Purchase Period; provided, however:

(a)           the minimum payroll deduction for a Participant for each Pay Day for purposes under this Plan shall be $10.00, and

(b)           the maximum contribution which a Participant may make for purposes under this Plan for any calendar year shall be $25,000.

5.2.           A Participant shall have the right to amend his or her Election Form at any time to reduce or to stop his or her contributions, and such election shall be effective as soon as practicable after the Plan Administrator actually receives such amended Election Form for payroll deductions. A withdrawal shall be deducted from the Participant’s Account as of the date the Plan Administrator receives such amended Election Form, and the actual withdrawal shall be effected by the Plan Administrator as soon as practicable after such date. Participants who stop or withdraw contributions for any Purchase Period may not participate again for at least six months.

5.3.           All payroll deductions made for a Participant shall be credited to his or her Account as of the Pay Day as of which the deduction is made. All contributions made by a Participant under this Plan through payroll deductions shall be held by the Company or by such Participant’s Participating Employer, as agent for the Company. All such contributions shall be held as part of the general assets of the Company and shall not be held in trust or otherwise segregated from the Company’s general assets. No interest shall be paid or accrued on any such contributions. Each Participant’s right to the contributions credited to his or her Account shall be that of a general and unsecured creditor of the Company. Each Participating Employer shall have the right to make such provisions as it deems necessary or appropriate to satisfy any tax laws with respect to purchases of Shares made under this Plan.

5.4.           The balance credited to the Account of an Eligible Employee automatically shall be refunded in full (without interest) if his or her status as an employee of all Participating Employers terminates for any reason whatsoever during a Purchase Period and the balance credited to the Account of an Eligible Trust Manager automatically shall be refunded in full (without interest) if his or her status as a member of the Board terminates for any reason whatsoever during a Purchase Period. Such refunds shall be made as soon as practicable after the Plan Administrator has actual notice of any such termination.

6.             Purchase of Shares

6.1.           If a Participant is an Eligible Employee or an Eligible Trust Manager through the end of a Purchase Period, the balance which remains credited to his or her Account at the end of such Purchase Period automatically shall be applied to purchase Shares at the Purchase Price for such Shares for such Purchase Period. Such Shares shall be purchased on behalf of the Participant by operation of this Plan in whole and fractional Shares.

6.2.           Except as specifically provided herein, the Participants shall have the same rights and privileges under the Plan. All rules and determinations of the Board in the administration of the Plan shall be uniformly and consistently applied to all persons in similar circumstances.

6.3.           If the total Shares to be purchased on any date in accordance with Section 6.1 exceeds the Shares then available under the Plan (after deduction of all Shares that have been purchased under Section 6.1, the Plan Administrator shall make a pro rata allocation of the Shares remaining available in a uniform and nondiscriminatory manner.

7.             Delivery

A book-entry record of the Shares purchased by each Participant shall be maintained by the Company’s transfer agent and no certificates shall be issued for such Shares. No Participant (or any person who makes a claim for, on behalf of or in place of a Participant) shall have any interest in any Share under this Plan until they have been reflected in the book-entry record maintained by the transfer agent.

8.             Designation of Beneficiary

A Participant may designate on his or her Election Form a Beneficiary (a) who shall receive the balance credited to his or her Account if the Participant dies before the end of a Purchase Period and (b) who shall receive the Shares, if any, purchased for the Participant under this Plan if the Participant dies after the end of a Purchase Period but before such Shares have been credited to a brokerage account maintained for the Participant. Such designation may be revised in writing at any time by the Participant by filing an amended Election Form, and his or her revised designation shall be effective at such time as the Plan Administrator receives such amended

Election Form. If a deceased Participant fails to designate a Beneficiary, if no person so designated survives a Participant, or, if after checking his or her last known mailing address, the whereabouts of the person so designated are unknown, then the Participant’s estate shall be treated as his or her designated Beneficiary under this Section 8.

9.             Transferability and Dispositions

9.1.           Neither the balance credited to a Participant’s Account nor any rights to receive Shares under this Plan may be assigned, encumbered, alienated, transferred, pledged, or otherwise disposed of in any way by a Participant during his or her lifetime or by his or her Beneficiary or by any other person during his or her lifetime, and any attempt to do so shall be without effect.

9.2.           Except as provided in the last sentence of this Section 9.2 or in Section 7, no sale, transfer, or other disposition may be made of any Shares purchased under the Plan until the second anniversary of such purchase. If a Participant violates the foregoing restriction, he or she shall remit to the Company an amount of cash equal to the difference between the amount he or she paid for such Shares and the Closing Price of such Shares on the date they were purchased. The amount to be remitted for purposes of the foregoing shall be computed by the Plan Administrator, in its discretion, using a last-in-first-out basis of accounting in the event that Shares for more than one Purchase Period are involved. Notwithstanding the foregoing, if a Participant who owns Shares subject to the foregoing restriction is determined by the Plan Administrator, in its discretion, to have a serious financial need for the proceeds of the sale of such Shares, then upon application made by the Participant, the Plan Administrator shall consent to a sale of such Shares to the extent necessary to satisfy the serious financial need, and the Participant will not be required to make the remittance to the Company described in this Section 9.2.

9.3.           Notwithstanding the foregoing, in the event any sale, transfer, or other disposition of Shares purchased under the Plan constitutes a “disqualifying disposition” of the Shares within the meaning of Section 423 of the Code, the Participant shall make appropriate arrangements to satisfy any and all income tax withholding requirements under applicable federal, state, or local tax law.

10.           Securities Registration

If the Company shall deem it necessary to register under the Securities Act of 1933, as amended, or any other applicable statute, any Shares purchased under this Plan or to qualify any such Shares for an exemption from any such statutes, the Company shall take such action at its own expense. If Shares are listed on any national securities exchange at the time any Shares are purchased hereunder, the Company shall make prompt application for the listing on such national securities exchange of such Shares, at its own expense. Purchases of Shares hereunder shall be postponed as necessary pending any such action.

11.           Compliance with Rule 16b-3

All elections and transactions under this Plan by persons subject to Rule 16b-3 are intended to comply with at least one of the exemptive conditions under Rule 16b-3. The Plan Administrator shall establish such administrative guidelines to facilitate compliance with at least one such exemptive condition under Rule 16b-3 as the Plan Administrator may deem necessary or appropriate. If any provision of this Plan or such administrative guidelines or any act or omission with respect to this Plan (including any act or omission by an Eligible Employee or an Eligible Trust Manager) fails to satisfy such exemptive condition under Rule 16b-3 or otherwise is inconsistent with such condition, such provision, guidelines or act or omission shall be deemed null and void.

12.           Amendment or Termination

This Plan may be amended by the Board from time to time to the extent that the Board deems necessary or appropriate, and any such amendment shall be subject to the approval of the Company’s shareholders to the extent such approval is required under the laws of the State of Texas, federal tax laws or to the extent such approval is required to meet the security holder approval requirements under Rule 16b-3; provided, however, no amendment shall be retroactive unless the Board in its discretion determines that such amendment is in the best interest of the Company or such amendment is required by applicable law to be retroactive. The Board also may terminate this Plan and any Purchase Period at any time (together with any related contribution election) or may terminate any Purchase Period (together with any related contribution elections) at any time; provided, however, no such termination shall be retroactive unless the Board determines that applicable law requires a retroactive termination.

13.           Notices

All Election Forms and other communications from a Participant to the plan Administrator under, or in connection with, this Plan shall be deemed to have been filed with the Plan Administrator when actually received in the form specified by the Plan Administrator at the location, or by the person, designated by the Plan Administrator for the receipt of any such Election Form and communications.

14.           Employment

The right to elect to participate in this Plan shall not constitute an offer of employment or membership on the Board, and no election to participate in this Plan shall constitute an employment agreement for an Eligible Employee or an agreement with respect to Board membership for an Eligible Trust Manager. Any such right or election shall have no bearing whatsoever on the employment relationship between an Eligible Employee and any other person or on an Eligible Trust Manager’s status as a member of the Board. Finally, no Eligible Employee shall be induced to participate in this Plan, or shall participate in this Plan, with the expectation that such participation will load to employment or continued employment, and no Eligible Trust Manager shall be induced to participate in this Plan, or shall participate in this Plan, with the expectation that such participation will lead to continued membership on the Board.

IN WITNESS WHEREOF, WEINGARTEN REALTY INVESTORS has caused this instrument to be executed by its duly authorized officer, effective as of May 10th, 2010.

WEINGARTEN REALTY INVESTORS

By:	/s/ Stephen Richter
Name:	Stephen Richter
Title:	Executive Vice President and Chief Financial Officer
Date:	May 10, 2010